Exhibit 99.2

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP & Treasurer
410-568-1500

SINCLAIR TO AMEND AND REFINANCE A PORTION OF ITS BANK CREDIT FACILITY

BALTIMORE (October 13, 2009) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company”) announced today that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“Sinclair”) intends to refinance a portions of, and amend certain terms of, its existing bank credit facility.

Under the proposed terms, Sinclair would raise a tranche B term loan which would be used to repay the existing tranche A and A-1 term loans which mature in December 2011 and December 2012, respectively.  Amounts outstanding under the tranches A and A-1 term loans as of September 30, 2009 were $78.8 million and $216.6 million, respectively.  The new term loan B is expected to mature in 2015.

Sinclair is also offering the existing revolving loan lenders the option of extending their commitments until 2013.  Lenders who opt not to extend will have their commitment mature on the existing maturity date of June 30, 2011.  There can be no assurance that the Company will be successful in amending and refinancing the bank credit facility.

The amendment to the bank credit facility is necessary to allow for Sinclair’s issuance of senior secured second lien notes (the “Second Lien Notes”), the private offering of which was announced today.  In addition, the amendment to the bank credit facility is a condition to the consummation of Sinclair’s tender offers for the Company’s 3% Senior Convertible Notes due 2027 and 4.875% Senior Convertible Notes due 2018 pursuant to the Offer to Purchase, dated October 8, 2009 (the “Offer to Purchase”), previously filed with the Securities and Exchange Commission.  The tender offers expire at 12:00 midnight, New York City time on Thursday, November 5, 2009 unless extended or earlier terminated by STG.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Second Lien Notes, nor shall there be any offer or sale of the Second Lien Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The Second Lien Notes, when, and if, offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The tender offers described in this press release are neither an offer to purchase nor a solicitation of an offer to sell any Convertible Notes.  Any solicitation and offer to buy Convertible Notes will only be made pursuant to the Offer to Purchase and related materials.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, Sinclair’s ability to commence or consummate the offering of Second Lien Notes or the Company’s ability to commence or consummate the tender offers, whether or not any of the Convertible Notes are tendered in the tender offers, whether or not STG will be able to reach agreement with its senior lenders for any necessary amendments or consents under the Bank Credit Facility, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and Form 10-K, as filed with the SEC.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

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